Dated: October 28, 2003



EXHIBIT INDEX

Exhibit
No.          Description

99 Press Release of Balchem Corporation dated October 28, 2003, reporting Balchem's financial results for the third quarter of 2003.



                                                                October 28, 2003




                        BALCHEM CORPORATION (BCP - AMEX)
                        --------------------------------
    Reported as follows (unaudited) for the Quarter ended September 30, 2003
                ($000 Omitted Except for Net Earnings Per Share)

                    For the Three Months Ended September 30,
                    ----------------------------------------


                                                   2003          2002
                                                   ----          ----

     Net Sales                                  $  15,791    $    15,784
     Gross Profit                                   4,657          5,998
     Operating Expenses                             3,260          2,594
                                                ---------    -----------
     Earnings from Operations                       1,397          3,404
     Other Expense                                     62             91
                                                ---------    -----------
     Earnings Before Income Tax Expense             1,335          3,313
     Income Tax Expense                               468          1,159
                                                ---------    -----------
     Net Earnings                               $     867    $     2,154
                                                =========    ===========

     Basic Net Earnings Per Common Share        $    0.18    $      0.45
     Diluted Net Earnings Per Common Share      $    0.17    $      0.43


                     For the Nine Months Ended September 30,
                     ---------------------------------------


                                                   2003          2002
                                                   ----          ----

     Net Sales                                  $  45,467    $    45,842
     Gross Profit                                  15,796         17,856
     Operating Expenses                             8,879          8,362
                                                ---------    -----------
     Earnings from Operations                       6,917          9,494
     Other Expense                                    206            270
                                                ---------    -----------
     Earnings Before Income Tax Expense             6,711          9,224
     Income Tax Expense                             2,470          3,427
                                                ---------    -----------
     Net Earnings                               $   4,241    $     5,797
                                                =========    ===========

     Basic Net Earnings Per Common Share        $    0.88    $      1.22
     Diluted Net Earnings Per Common Share      $    0.85    $      1.17

BALCHEM CORPORATION (Amex:BCP)                                            Page 2
------------------------------


     Net sales for the third quarter of 2003 and 2002 respectively were comparable at $15.8 million. Net earnings for the third quarter of 2003 was $.9 million, or $0.17 per diluted share, compared to net earnings of $2.2 million, or $0.43 per diluted share, for the year-ago period.

     The ARC Specialty Products segment generated a new quarterly record in net sales of $6.7 million, an increase of 22.2% over the prior year comparable quarter. This result was largely driven by increased sales volume of ethylene oxide for medical device sterilization in both our drum cylinders and the new smaller ethylene oxide canisters in support of a supply agreement with a Fortune 200 company. The BCP Ingredients Unencapsulated Feed Supplements segment generated $3.1 million in net sales, for an increase of 15.9% over sales of the prior year comparable quarter, principally as a result of increased sales volume in liquid and dry choline chloride for the poultry and swine industries as well as other derivative products. The Encapsulated/Nutritional Products segment continued to experience slowness, with net sales of $6.0 million in the third quarter, a decline of 21.2% from the prior year comparable quarter. This segment continued to experience softness in the U.S. and International food markets, as well as Animal Nutrition and Health, contributing to a quarter of lower volume and relatively weak average prices due to product and customer mix.

     The Encapsulated/Nutritional Products segment continues to see conservative purchasing patterns as customers have reduced inventory levels on existing product lines and postpone marketing expenditures on new product launches in the U.S. food market. We continue to be impacted by domestic food customers who have struggled with competition from less expensive store brands, which is heightening the competitive nature of our business. Of particular significance, the prior year quarter included substantial sales to a single domestic food customer in support of a new product launch. While this customer's product continues to be in distribution, the Company has not realized any additional sales of its product to this customer since 2002. This accounted for approximately 80% of the sales shortfall for the quarter ending September 2003. During the quarter ended June 30, 2003 and continuing into the quarter ended September 30, 2003, the U.S. dairy industry began to show signs of improvement. However, sales of our Reashure(R) product for the animal nutrition and health industry continued to be soft into the third quarter.

     Consolidated gross profit in the quarter ended September 30, 2003 declined $1.3 million, or 22.4%, over the comparable prior year period due to the decline in sales volume and lower margin product mix in the Encapsulated/Nutritional Products segment as noted above. These lower sales levels, coupled with a designed reduction in inventory levels in this one segment, negatively impacted the company's gross margins due to the resulting reduced utilization of plant manufacturing capacity. Operating (Selling, R&D, and Administrative) expenses were $3.3 million in the quarter, or 20.6% of net sales, as compared to 16.4% of net sales in the prior year quarter. During the quarter, the Company continued to realize significant increases in employee medical claims under our self-insurance program, as well as increases in the Company's general business insurance premiums.

     The decision to reduce inventory levels, as previously mentioned in the September 18, 2003 outlook, while generating unfavorable manufacturing variances, strengthened the balance sheet of the Company. Cash flow continued to be strong in the quarter, as the Company reduced long-term debt by $0.4 million and funded from operations $0.6 million of capital projects that are focused on growth areas of the business. Our cash position has now improved approximately $3.0 million over our December 2002 balance.

BALCHEM CORPORATION (Amex:BCP)                                            Page 3
------------------------------


     For the nine months ended September 30, 2003, net sales were $45.5 million compared to $45.8 million in the same period last year. Net earnings for the nine months ended September 30, 2003 was $4.2 million or $0.85 per diluted share, compared to net earnings of $5.8 million, or $1.17 per diluted share, for the comparable year-ago period. The strength of the ARC Specialty Products and BCP Ingredients Unencapsulated Feed Supplements segments continues to be offset by the weak performance of the Encapsulated/Nutritional Products segment.

Outlook
-------

     Commenting on the outlook for the fourth quarter and year-end 2003, Dino A. Rossi, President and CEO of Balchem, said "Strength in the ARC Specialty Products and BCP Ingredients Unencapsulated Feed Supplements segments should continue. Our Encapsulated/Nutritional Products segment is seeing signs of volume improvement in the domestic food sector and improving dairy economics. However, this segment's full year sales are not expected to generate results equal to the full year results of 2002. We remain focused on exploiting our technology, both product and process, as we look to develop positive momentum through innovation/commercialization for the Encapsulation segment. As a result, the Company does not expect consolidated earnings for the calendar 2003 year to reach 2002 levels."

Quarterly Conference Call
-------------------------

     A quarterly conference call will be conducted on Tuesday, October 28, 2003, at 2:00 PM ET to review third quarter 2003 results. Dino A. Rossi, Balchem's President and CEO, and Frank Fitzpatrick, Corporate Controller and Treasurer, will host the call. We invite you to listen to the call by dialing 800-475-2151 ten minutes prior to the scheduled start time of the conference call. This press release, and its accompanying financial exhibits, will also be available on the Company website, www.balchem.com, prior to the conference call.
                 ---------------
Segment Information
-------------------

     Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and Unencapsulated Feed Supplements. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional segment provides proprietary microencapsulation solutions to an expanding variety of applications. The Unencapsulated Feed Supplements segment (through BCP Ingredients, Inc.) manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements
--------------------------

     This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2002. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward looking statements as of any future date.


Contact: Jackie Powell, Investor Relations Coordinator, Telephone: 845-326-5635

BALCHEM CORPORATION (Amex:BCP)                                            Page 4
------------------------------

                                Sales by Segment
                                  ($ in 000's)

--------------------------------------------------------------------------------
                                      Three Months Ended     Nine Months Ended
                                         September 30,        September 30,
                                        2003      2002        2003        2002
--------------------------------------------------------------------------------
ARC Specialty Products                $  6,682  $  5,468   $ 19,004     $ 16,287

Encapsulated/Nutritional Products        6,039     7,668     17,943       21,781

Unencapsulated Feed Supplements          3,070     2,648      8,520        7,774
--------------------------------------------------------------------------------
Total                                 $ 15,791  $ 15,784   $ 45,467     $ 45,842
--------------------------------------------------------------------------------


                          Selected Balance Sheet Items
                                  ($ in 000's)

                                             September 30,    December 31,
                                                 2003            2002
                                                 ----            ----

     Cash & Investments                         $  4,624       $   1,731
     Accounts Receivable                           7,211           7,159
     Inventories                                   6,688           7,238
     Other Current Assets                          2,224           2,683
                                             -------------    ----------
     Current Assets                               20,747          18,811

     Property, Plant, & Equipment (net)           25,906          25,852
     Other Assets                                  7,902           8,635
                                             -------------    ----------
     Total Assets                               $ 54,555       $  53,298
                                             =============    ==========
     Current Liabilities                           5,059           7,927
     Long-Term Debt                                8,274           9,581
     Other Long-Term Obligations                   3,051           2,521
                                             -------------    ----------
     Total Liabilities                            16,384          20,029

     Stockholders' Equity                         39,118          34,680
     Less:  Treasury Stock @ Cost                   (947)         (1,411)
                                             -------------    ----------
     Net Stockholders Equity                      38,171          33,269
                                             -------------    ----------

     Total Liability and Stockholders' Equity   $ 54,555        $ 53,298
                                             =============    ==========